Exhibit 99.1

July 24, 2019

Statement from Jon Ayers:

As you know, I’ve been on medical leave since June 27th as a result of a serious bicycling accident, which occurred when riding with my regular early morning cycling group. I very much appreciate the well-wishes sent to me and my family over the past few weeks, and wanted to update you all on my condition.

As a result of the accident, I sustained a severe spinal cord injury. Fortunately, I did not sustain any head trauma or brain injury.

I am currently at a world-class spinal cord injury rehabilitation center, one of the very best in the country. Spinal cord injuries are highly complex and each case is unique. At present, I have limited arm and wrist movement/sensory and no mobility/sensory in my legs, torso and fingers.

With full time rehab, I expect to recover some neuromuscular capability, but the exact nature of any rehab is unique to the individual and injury. While I can’t put a precise timeline on my rehab process, based on the feedback I have received from my doctors and the rehab center staff, they currently expect my full-time rehab process to take three to five months. Fortunately I have a wonderful and supportive family with me, was in excellent physical condition prior to the accident, and received exceptional care in the weeks following the trauma.

Since the accident, I have remained in close contact with Larry Kingsley, our lead director, and the senior corporate management team at IDEXX. I have great confidence in Jay Mazelsky as Interim President and CEO; he knows our markets, technologies, and innovation processes well, and is deeply respected by our employees. Jay is also supported by our CFO, Brian McKeon, who has a track record of doing an outstanding job steering the company’s financial performance. Jay and Brian are joined by a phenomenal and deep management team, and a diverse and experienced board of directors. I remain dedicated to IDEXX’s Purpose to enhance the health and well-being of pets, people, and livestock, and I intend to return to IDEXX as soon as I’m able.

I would like to thank everyone at IDEXX for their dedication to our customers and our business. Our employees demonstrate a spirit of innovation and entrepreneurship, as well as a commitment to excellence, each and every day. I am proud of what we continue to achieve together as a team.

I am grateful for your support.

Sincerely,

Jon